FORTEM RESOURCES INC. ACQUIRES 165,000 ACRES OF OIL AND GAS LEASES
IN THE MOENKOPI FORMATION, UTAH

April 17, 2017 – Fortem Resources Inc. (OTCQB: FTMR) (the “Company”) is pleased to announce that on April 12, 2017, it entered into and closed a Membership Interest Purchase Agreement (the “MPA”) with two arm’s length vendors to acquire all the membership interests of Black Dragon, LLC, a Nevada limited liability company.  Black Dragon has the right to acquire a 75% working interest in and to certain leases, hydrocarbons, wells, agreements, equipment, surface rights agreements and assignable permits totaling approximately 165,000 acres (258 sections) at an 80% net revenue interest located in the Moenkopi formation of the Carbon and Emery Counties, Utah.

The Moenkopi oil resource play adjoins Grassy Trails field, which has produced a cumulative 731,000 barrels of oil from the Moenkopi formation. Along with Black Dragon’s Moenkopi property, it comes with new production facilities and is currently producing high gravity oil (38+ API) from a single well awaiting a cleanout to enhance its current production. High quality 16sq mi 3D seismic has been performed on the property along with significant progress on drilling permits of 12 wells. Currently, there have been 543 penetrations in the Moenkopi formation from surrounding areas. In addition, Black Dragon’s prospect also has three other potential formation targets like the Kaibab, Doughnut and Manning Canyon.

Michael Caetano, Director and CEO stated, “Let the building blocks continue. We are on the move and more than satisfied to add the Moenkopi asset to our portfolio list. This substantial asset definitely puts us in a different league and creates a platform for growth potential. With great partners and an experienced team, we look forward to a speedy development plan.”

Agreement Terms

In consideration for the acquisition of Black Dragon, LLC, the Company issued an aggregate of 20,000,000 shares of its common stock to the two vendors on the closing date and paid US$100,000 prior to the closing as a non-refundable deposit.

Black Dragon’s sole asset consists of the rights and obligations arising from a Purchase and Sale Agreement dated effective March 1, 2017 (the “PSA”) between an arm’s length vendor and Black Dragon.  Pursuant to the terms of the MPA, the parties may rescind the transactions, including the issuance of common shares thereunder, upon mutual agreement in the event that Black Dragon elects to terminate the PSA on or before April 17, 2017 due to the assertion by Black Dragon of one or more title defects as determined in accordance with the PSA.  In the event that Black Dragon elects such termination and the parties have made certain closing deliveries under the MPA, such closing deliverables will be returned to the providing party and the closing under the MPA will be deemed not to have occurred (except for the payment of US$100,000 which was paid prior to closing on a non-refundable basis).

Under the PSA, Black Dragon has agreed to pay the vendor cash consideration totalling US$2.7 million based upon the following schedule:

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US$100,000 as a non-refundable deposit within 10 business days of closing (completed);

•

US$900,000 on or before September 1, 2017;

•

US$900,000 on or before March 1, 2018; and

•

US$800,000 on or before September 1, 2018.

However, if Black Dragon pays a total of US$2.4 million on or before September 1, 2017, the parties have agreed that the cash consideration above will be deemed to have been paid in full.

Carry Obligation

Under the PSA, and in addition to the cash consideration, Black Dragon has agreed to pay all costs and expenses incurred on the assets with respect to any and all exploration, development and production during the carry period.  The “Carry Period” continues until the later of either (i) the date that Black Dragon pays the full cash consideration set out above or (ii) the date that Black Dragon pays all costs and expenses for the drilling, logging, testing and completion two new wells, each well with a horizontal leg extending at least 2,000’ in the target zone within the Moenkopi formation (the “Two Obligation Wells”).  Black Dragon is required to drill to completion or cause to be drilled to completion (or plugging and abandonment) the Two Obligation Wells on or before February 28, 2019, failing which, Black Dragon’s right to earn any assignment in and to the assets will terminate immediately.  For each vertical well drilled to 200’ below the top of the Kaibab formation through completion (or plugging or abandonment) within a Federal Unit, the obligation deadline will be amended to the later of (i) the current obligation deadline or (ii) 6 months from the date the rig that drilled such vertical well to total depth has been removed from the wellsite.

Within 10 business days after the later of Black Dragon paying the cash consideration in full or Black Dragon meeting in full its carry obligation, the vendor will convey to Black Dragon an undivided 75% of the Vendor’s right, title and interest in and to the assets, at an 80% Net Revenue Interest in the assets as further described in the PSA.

Additional Payments

On or before September 1, 2017, Black Dragon is required to pay the vendor US$102,000 for rental, minimum royalty, option payments and shut-in royalty payments due on the leases through December 31, 2018.

None of the securities issued have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. The securities issued must not be traded in or from a jurisdiction of Canada unless the conditions in Section 13 of Multilateral Instrument 51-105 Issuers Quoted in the U.S. Over The Counter Markets are met. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any state where such offer, solicitation, or sale would be unlawful.

About Fortem Resources

Fortem Resources Inc. is a publicly traded oil and gas production, development and exploration company, which holds properties in Western Canada and Utah and is seeking North American & International expansion through an acquisition strategy.  The Company’s common shares are quoted on the OTC.QB under the symbol FTMR.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Executive Officer

This news release contains forward-looking information that involves various risks and uncertainties regarding future events. Such forward-looking information can include without limitation statements based on current expectations involving a number of risks and uncertainties and are not guarantees of future performance of the Company, such as statements about: (i) that the closing may provide the Company with a platform for growth potential; and (ii) that the Company anticipates a speedy development plan. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) adverse market conditions; (ii) risks inherent in the oil and gas industry in general; (iii) the inability of the company to finance the execution of its business plan; or (iv) the inability of the Company to achieve the milestones required under the Milestone Payment Addendum. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Except as required by law, the Company does not intend to update these forward-looking statements.